SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2004

FIFTH THIRD BANCORP

(Exact name of registrant as specified in its charter)

Ohio	0-8076	31-0854434
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

FIFTH THIRD CENTER
38 Fountain Square Plaza, Cincinnati, Ohio	45263
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (513) 534-5300

Not Applicable

(Former name or address, if changed since last report)

Item 9.	Regulation FD Disclosure

Fifth Third Bancorp has been advised through the personal financial advisors of George A. Schaefer, Jr., President and Chief Executive Officer of Fifth Third Bancorp, that he plans to adopt a 10b5-1 pre-arranged stock trading plan in order to diversify some of his financial assets for tax planning, charitable contribution, and estate planning purposes. Mr. Schaefer expects to enter into this plan during an open trading period under Fifth Third’s Insider Trading Policy which is expected to first occur on or about July 19, 2004.

Pursuant to the 10b5-1 trading plan, Mr. Schaefer and his wife intend to sell up to 95,000 shares over a six month period in accordance with the plan. This constitutes less than five percent of his current beneficially owned holdings of Fifth Third common stock. The 10b5-1 trading plan would also, among other things, cover the exercise of options held by Mr. Schaefer. Mr. Schaefer also intends to enter into a variable prepaid forward contract with respect to up to 240,000 shares, under which Mr. Schaefer’s family limited partnership will deliver up to 240,000 shares to the counterparty to the contract in the future, with the actual number of shares to be determined at the time of delivery based upon the market price of the stock at the time of delivery. Under certain circumstances, Mr. Schaefer may elect to retain these shares in the Company and settle the contract with cash. Mr. Schaefer will retain voting rights for all of the shares subject to the forward contracts until delivery. After completion of these transactions, Mr. Schaefer will continue to beneficially own in aggregate approximately 3.5 million shares of Fifth Third common stock. Mr. Schaefer has informed the Company that these transactions are also intended to comply with the Company’s insider trading policy and he will continue to exceed the Company’s published stock ownership guidelines.

The transactions are expected to occur between July 2004 and July 2005 and will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission as required.

The stock-trading plan was established under Rule 10b5-1 of the Securities and Exchange Act of 1934. Rule 10b5-1 plans permit individuals who are not in possession of material nonpublic information to establish pre-arranged plans to buy or sell company stock. Rule 10b5-1 provides an exemption to the insider trading rules in the form of an affirmative defense. According to the Securities and Exchange Commission, the provision is designed to cover situations in which a person can demonstrate that the material nonpublic information was not a factor in the trading decision and will provide appropriate flexibility to those who would like to plan securities transactions in advance when they are not aware of material nonpublic information, and then carry out those preplanned transactions at a later time, even if they later become aware of material nonpublic information.

Fifth Third Bancorp has also been informed by certain other executive officers of their intention to enter into 10b5-1 trading plans. Although those plans will likely differ from each other and Mr. Schaefer’s plan, those plans are expected to comply with the Company’s insider trading policy and stock ownership guidelines and transactions under those plans will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission as required. Except as may be required by law, Fifth Third Bancorp does not undertake to report on specific plans by such other Company officers or directors, nor to report modifications, terminations, transactions or other activities under Mr. Schaefer’s plan or the plan of any other officer or director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH THIRD BANCORP
(Registrant)

June 30, 2004	/S/ R. MARK GRAF
R. Mark Graf
Senior Vice President and Chief Financial Officer